Exhibit 99.1

TrueCar Closes Sale of ALG Subsidiary to J.D. Power

SANTA MONICA, Calif., November 30, 2020 – TrueCar, Inc. (NASDAQ: TRUE), the most efficient and transparent online destination to find a car, announced today that it closed the previously announced sale of its ALG subsidiary to J.D. Power.

The total consideration of $135 million includes an upfront cash payment of $112.5 million received at closing, and total deferred payments of up to $22.5 million based on certain financial results. This transaction enriches TrueCar’s cash balance, which as of today exceeds $270 million. The company has no outstanding debt on its balance sheet.

TrueCar will use proceeds from the ALG divestiture to support its share repurchase program of up to $75 million, which is already underway, and to maintain strategic flexibility.

“We are very pleased to reach today’s milestone, which reinforces our commitment to creating shareholder value. With over $270 million of cash on the balance sheet and no outstanding debt, we are in a strong financial position to accelerate toward our vision of building the most flexible and convenient digital car buying marketplace,” said Mike Darrow, President & CEO of TrueCar.

Goldman Sachs & Co. LLC. served as exclusive financial advisor to TrueCar in connection with the transaction and Cooley LLP served as legal counsel.

About TrueCar

TrueCar is a leading automotive digital marketplace that enables car buyers to connect to our nationwide network of Certified Dealers. We are building the industry's most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. Consumers who visit our marketplace will find a suite of vehicle discovery tools, price ratings and market context on new and used cars – all with a clear view of what's a great deal. When they are ready, TrueCar will enable them to connect with a local Certified Dealer who shares in our belief that truth, transparency and fairness are the foundation of a great car buying experience. As part of our marketplace, TrueCar powers car-buying programs for over 250 leading brands, including AARP, Sam’s Club, and American Express. Nearly half of all new-car buyers engage with TrueCar powered sites, where they buy smarter and drive happier. TrueCar is headquartered in Santa Monica, California, with offices in Austin, Texas and Boston, Massachusetts.

For more information, please visit www.truecar.com, and follow us on Facebook or Twitter. TrueCar media line: +1-844-469-8442 (US toll-free) Email: pr@truecar.com

TrueCar Contacts:
Danny Vivier
Vice President, Investor Relations & Strategic Finance
investors@truecar.com
(760) 505-9654

Shadee Malekafzali
Senior Director, Public Relations
shadee@truecar.com
(925) 408-0394